UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 8, 2011
KID BRANDS, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-8681	22-1815337

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Meadowlands Plaza, 8th Floor, East Rutherford, New Jersey	07073

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (201) 405-2400
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
Kid Brands, Inc. (“KID”), specified domestic subsidiaries consisting of Kids Line, LLC, Sassy, Inc., LaJobi, Inc., CoCaLo, Inc. and I&J Holdco, Inc. (such entities collectively with KID and such other future created or acquired domestic subsidiaries that are designated as borrowers from time to time, the “Borrowers”), and the subsidiaries of the Borrowers identified as guarantors therein (the “Guarantors”, and together with the Borrowers, the “Loan Parties”), executed a Second Amended and Restated Credit Agreement (the “New Credit Agreement”) as of August 8, 2011, with certain financial institutions (the “Lenders”), including Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“ML”), as Sole Lead Arranger and Book Manager. RB Trademark HoldCo, LLC (“Licensor”), a limited liability company wholly-owned by KID that owns the Russ® and Applause® trademarks and trade names, and licensed such intellectual property to The Russ Companies, Inc., the purchaser of KID’s former gift business prior to its bankruptcy, will become a Loan Party when permitted under its organizational documents (upon termination of the license agreement governing the license referred to above). The obligations of the Borrowers under the New Credit Agreement are joint and several.
In addition to increased borrowing capacity, anticipated benefits from the refinancing also include the elimination of borrowing base limitations, reduced debt service requirements (as the previously outstanding term loan was paid in full), lower minimum and maximum interest rate margins, an extended maturity date, and a generally less restrictive payment and cash utilization structure.
The New Credit Agreement amends and restates the Borrowers’ existing Amended and Restated Credit Agreement with the Administrative Agent, as successor by merger to LaSalle Bank National Association, and the other lenders party thereto, dated April 2, 2008, as amended by First Amendment dated as of August 13, 2008, Second Amendment dated as of March 20, 2009, and Third Amendment dated as of March 30, 2011 (the “Existing Credit Agreement”), which provided for a $50.0 million revolving credit facility (the “Existing Revolver”) based on eligible receivables and inventory, with a sub-facility for up to $5.0 million in letters of credit, and an $80.0 million term loan facility (the “Term Loan”), which was scheduled to mature on April 1, 2013. The New Credit Agreement represents a refinancing of the Borrowers’ senior secured debt under the Existing Credit Agreement as described below.
The New Credit Agreement provides for an aggregate $175.0 million revolving credit facility (the “New Revolver”), with a sub-facility for letters of credit in an amount not to exceed $25.0 million, and a sub-facility for swing-line loans in an amount not to exceed $5.0 million. Subject to conditions to lending set forth in the New Credit Agreement, loans may be made thereunder up to the full amount of the New Revolver (without a borrowing base limitation), swing-line loans may be made up to the full amount of the sublimit for swing-line loans, and letters of credit may be issued up to the sublimit for letters of credit. KID also has the right (without the consent of any Lender or the Administrative Agent) to increase the amount of the New Revolver by an additional aggregate amount not to exceed $35.0 million, provided, among other things, that (i) no event of default or unmatured event of default shall have occurred and be continuing, and (ii) the Borrowers receive commitments for such increase. KID may offer such increase to existing Lenders or certain third party financial institutions as described in the New Credit Agreement, however, no lender is obligated to increase its commitment.

Upon the execution of the New Credit Agreement, the Borrowers drew down $47.5 million under the New Revolver, and utilized the proceeds to repay the Term Loan in full. Outstanding amounts under the Existing Revolver (in the approximate amount of $29.4 million) were reallocated among the continuing Lenders in accordance with their respective commitments under the New Credit Agreement. Outstanding letters of credit were deemed to have been issued under the New Credit Agreement.
The aggregate amounts outstanding under the New Credit Agreement (other than letters of credit, which may generally remain outstanding until August 1, 2017) are due and payable on August 8, 2016 (subject to customary early termination provisions).
The New Revolver bears interest, at the Borrowers’ option, at a specified base rate (the higher of (x) the Administrative Agent’s prime rate and (y) the Federal Funds rate plus 0.50%, or a specified Eurodollar rate based on specified British Bankers Association (“BBA”) LIBOR, plus (in each case) applicable margins. Applicable margins range from 1.75% to 2.75% on Eurodollar rate loans and 0.75% to 1.75% on base rate loans, based on KID’s Consolidated Leverage Ratio (as defined below) for the most recently ended fiscal quarter. At least until receipt by the Administrative Agent and the Lenders of the financial statements and compliance certificates with respect to the quarter ending September 30, 2011, the applicable margins will be 2.75% for Eurodollar loans and 1.75% for base rate loans. Swing-line loans bear interest at the base rate plus the applicable margin for base rate loans. The Borrowers may select interest periods of one, two, three or six months for Eurodollar loans, subject to availability. Interest on base rate loans is payable quarterly, and at maturity. Interest on Eurodollar loans is payable at the end of the selected interest period (provided, that if the selected interest period is in excess of three months, interest is payable on the three-month anniversary of the first day of such interest period), and at maturity. During the continuance of any default, the applicable margin shall increase by 2% (subject, in all cases other than a default in the payment of principal, to the written consent of Lenders holding a majority of the commitments (the “Required Lenders”) and prior written notice to KID).
The Borrowers may prepay the New Revolver (and swing-line loans) at any time and from time to time without premium or penalty, and without a corresponding commitment reduction (subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of Eurodollar rate loans). The unutilized portion of the New Revolver may be reduced or terminated by the Borrowers at any time and from time to time without premium or penalty.
Under the terms of the New Credit Agreement, the Company is required to comply with the following financial covenants: (a) a quarterly minimum Consolidated Fixed Charge Coverage Ratio of 1.50:1.00; and (b) a quarterly maximum Consolidated Leverage Ratio of 3.25:1.00 (stepping down to 3.00:1.00 for the quarter ending June 30, 2013, provided, that in the event a permitted acquisition is consummated prior to August 8, 2013, such maximum ratio shall remain 3.25:1.00 until the later of June 30, 2013 and the date that is 18 months after such consummation).

The Consolidated Fixed Charge Coverage Ratio is the ratio of: (a) Covenant EBITDA (as described below) for the most recently completed four quarters minus the sum of (i) all unfinanced capital expenditures incurred during such period; (ii) all cash taxes paid during such period; and (iii) all cash dividends paid by KID during such period; to (b) an amount generally equal to, with respect to KID and its consolidated subsidiaries, the sum for such period of all scheduled interest and principal payments of debt, including the principal component of any capital lease, paid or payable in cash.
Covenant EBITDA is a non-GAAP financial measure used to determine relevant interest rate margins and the Borrowers’ compliance with the financial covenants set forth above, as well as the determination of whether certain repurchases of equity securities, acquisitions, payments of specified Duty Amounts (defined below), and payment of LaJobi Earnout Consideration (defined below), if any, can be made if other specified prerequisites are met, and the determination of the amount of specified fees. Covenant EBITDA is defined generally as the net income of KID and its consolidated subsidiaries (excluding extraordinary after-tax or non-recurring gains or losses, non-cash gains or losses from dispositions other than the write-down of current assets, non-cash restructuring charges, tax refunds, and net operating losses or other net tax benefits and any after-tax gains and losses from discontinued operations), as adjusted for interest expense; income tax expense; depreciation; amortization; other non-cash charges (gains); if expensed, reasonable costs incurred in connection with the execution of the New Credit Agreement and related documentation; and non-cash transaction losses (gains) due solely to fluctuations in currency values. Covenant EBITDA is further adjusted (up to an aggregate maximum of $14.855 million for all periods, less any earnout consideration paid in respect of KID’s 2008 purchase of LaJobi (“LaJobi Earnout Consideration”), if any, other than in accordance with the New Credit Agreement and/or to the extent not deducted in determining consolidated net income) for: (i) all customs duties, interest, penalties and other related amounts (“Duty Amounts”) owed by LaJobi to U.S. Customs and Border Protection (“U.S. Customs”) to the extent they relate to the nonpayment or incorrect payment by LaJobi of import duties to U.S. Customs on certain wooden furniture imported by LaJobi from vendors in China resulting in a violation prior to March 30, 2011 of anti-dumping regulations, the related misconduct on the part of certain LaJobi employees, and LaJobi’s business and staffing practices in Asia prior to March 30, 2011 relating thereto (“Duty Events”); (ii) fees and expenses incurred in connection with the internal and U.S. Customs’ investigation of the Duty Amounts and Duty Events; and (iii) LaJobi Earnout Consideration, if any, paid in accordance with the terms of the New Credit Agreement.
The Consolidated Leverage Ratio is the ratio of the indebtedness of KID and its consolidated subsidiaries to Covenant EBITDA for the most recently completed four quarters. Indebtedness, as used in the determination of the maximum Consolidated Leverage Ratio, generally means the outstanding principal amount of all debt (including obligations under capital leases plus the face amount of all letters of credit).
The New Credit Agreement contains customary representations and warranties, as well as various affirmative and negative covenants in addition to the financial covenants described above, including, without limitation, financial reporting (including annual delivery of projections) requirements, notice requirements with respect to specified events and required compliance certificates. In addition, among other restrictions, the Loan Parties (and their subsidiaries other than the Licensor until such time as it becomes a Loan Party) are prohibited from consummating a merger or other fundamental change, paying dividends and making distributions, purchasing or redeeming stock, incurring additional debt, making acquisitions, disposing of assets and other transactions outside of the ordinary course of business, making specified payments and investments, engaging in transactions with affiliates, paying Duty Amounts and other specified customs duty underpayments, or paying the LaJobi Earnout Consideration, subject in each case to specified exceptions, some of which are discussed below. The activities of the Licensor are also limited until it becomes subject to the restrictions set forth above as a Loan Party.

At the time of any accrual in excess of $1.0 million, or proposed payment, of any Duty Amounts or other specified customs duty underpayments: (i) the Consolidated Fixed Charge Coverage Ratio, calculated on a pro forma basis as of the last day of the most recently ended quarter with respect to the four most recently ended quarters ending on such date, as if such accrual or payment occurred during such quarter, must be at least 1:50:1.0, or (ii) the Consolidated Leverage Ratio, calculated on a pro forma basis as of the last day of the most recently ended quarter with respect to the four most recently ended quarters ending on such date, as if such accrual or payment occurred during such quarter, must be equal to or less than 3.25:1:0.
With respect to the payment by KID of dividends, among other things, so long as no event of default or unmatured event of default then exists or would result therefrom, and no violation of the financial covenants described above then exists or would result therefrom, KID may pay a regular quarterly dividend, provided, however, that prior to the date that the “focused assessment” of U.S. Customs has been deemed concluded and all Duty Amounts required thereby have been remitted by LaJobi (the “Duty Conclusion Date”), such payments, when aggregated with permitted repurchases of KID’s equity securities as described below, shall be limited to an aggregate amount not to exceed $5.0 million.
With respect to the repurchase by KID of its equity securities, among other things, so long as no event of default or unmatured event of default then exists or would, on a pro forma basis, result therefrom, no violation of the financial covenants described above then exists or would result therefrom, and the Consolidated Leverage Ratio, on a pro forma basis, is at least 0.25x less than the maximum then permitted, KID may repurchase or redeem its equity securities, provided, however, that prior to the Duty Conclusion Date, such payments, when aggregated with permitted quarterly dividends as described above, shall be limited to an aggregate amount not to exceed $5.0 million.
With respect to acquisitions, specified non-hostile acquisitions will be permitted (without a ceiling on the purchase price therefor), provided that, among other things, immediately before and after giving effect to such acquisition, no event of default or unmatured event of default exists, the Loan Parties are in pro forma compliance with the financial covenants described above, the pro forma Consolidated Leverage Ratio is at least 0.25x less than the maximum level then permitted, and minimum availability under the New Revolver is at least $15.0 million.
Generally with respect to the payment of LaJobi Earnout Consideration, if any, both before and immediately after giving effect to any such payment, (i) no event of default or unmatured event of default may then exist or result therefrom, (ii) no violation of the financial covenants described above or covenants with respect to Duty Amount accruals or payments may then exist or would, on a pro forma basis, result therefrom, and (iii) the Consolidated Leverage Ratio (calculated on a pro forma basis) is, if the Duty Conclusion Date has not yet occurred, at least 0.25 to 1.0 less than the maximum then permitted.

Under the New Credit Agreement, KID may sell the membership interests or the assets of the Licensor for fair market value without the consent of the Administrative Agent or the Lenders, so long as all net cash proceeds from any such disposition are applied to the prepayment of outstanding indebtedness under the New Credit Agreement (without a corresponding commitment reduction).
The New Credit Agreement contains customary events of default (including any failure to remain in compliance with the financial covenants described above), as well as specified defaults with respect to the LaJobi Earnout Consideration. If an event of default occurs and is continuing (in addition to default interest as described above, and other remedies available to the Lenders), with the consent of the Required Lenders, the Administrative Agent is entitled to, and at the request of such Lenders, the Administrative Agent is required to, declare commitments under the New Credit Agreement to be terminated, declare outstanding obligations thereunder to be due and payable, and/or demand cash collateralization of letters of credit (provided that upon events of bankruptcy, the commitments will be immediately due and payable, and the Borrowers will be required to cash collateralize letters of credit). In addition, an event of default under the New Credit Agreement could result in a cross-default under certain license agreements that are maintained by the Borrowers.
The New Credit Agreement also contains customary conditions to lending.
Although there are no Guarantors as of the date of execution of the New Credit Agreement, Guarantors in the future will include domestic subsidiaries that do not become Borrowers in accordance with the terms of the New Credit Agreement, and the Borrowers with respect to specified swap contracts and treasury management agreements. Guarantors will jointly and severally guarantee the payment of all obligations of the Borrowers under the New Credit Agreement.
In order to secure the obligations of the Loan Parties under the New Credit Agreement, each Loan Party has pledged 100% of the equity interests of its domestic subsidiaries, including a pledge of the capital stock of each Borrower (other than KID) and the Licensor, and 65% of the equity interests of specified foreign subsidiaries, to the Administrative Agent, and has granted security interests to the Administrative Agent in substantially all of its personal property (other than the assets of he Licensor until it becomes a Loan Party), all pursuant to the terms of a Second Amended and Restated Security and Pledge Agreement dated as of on August 8, 2011 (the “New Security Agreement”), which amends and restates the Amended and Restated Guaranty and Collateral Agreement dated as of April 2, 2008, as amended, among the Borrowers in favor of the Administrative Agent (the “Existing Security Agreement”). As additional security for Sassy, Inc.’s obligations under the New Credit Agreement, Sassy, Inc. has continued its grant of a mortgage for the benefit of the Administrative Agent and the Lenders on the real property located at 2305 Breton Industrial Park Drive, S.E., Kentwood, Michigan.
The Borrowers paid an arrangement fee to ML in an aggregate amount of approximately $656,000 and an up-front fee to the Lenders in the aggregate amount of approximately $665,000 in connection with the execution of the New Credit Agreement and related documentation. The Borrowers are also required to pay a commitment fee ranging from 0.30% to 0.45% (based on the Consolidated Leverage Ratio) on the daily unused portions of the New Revolver (outstanding amounts under letters of credit are considered utilization for this purposes; outstanding swing-line loans are not so considered); letter of credit fees ranging from 1.75% to 2.75% (based on the Consolidated Leverage Ratio) on the maximum daily amount available to be drawn, plus fronting fees and other customary fees as are set forth in the New Credit Agreement.

Financing costs, including the arrangement fee and up-front fee, associated with the New Credit Agreement will be deferred and amortized over the contractual term of the New Credit Agreement. A portion of the deferred financing costs associated with the Existing Credit Agreement are expected to be written-off during the three months ending September 30, 2011.
The foregoing descriptions of the New Credit Agreement and the New Security Agreement are qualified in their entirety by reference to the full text of such documents, each of which is attached hereto as Exhibits 10.46 and 10.47 respectively, and each of which is incorporated herein by reference. The representations, warranties and covenants contained in the New Credit Agreement and New Security Agreement were made as of specific dates, were solely for the benefit of the parties thereto, were made for the purposes of allocating contractual risk between the relevant parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under such agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Loan Parties. Moreover, information concerning the subject matter of the representations and warranties may change after the date of such agreements, which subsequent information may or may not be fully reflected in KID’s public disclosures.
Item 1.02 Termination of a Material Definitive Agreement
As described in Item 1.01 of this Current Report on Form 8-K, effective immediately upon the execution of the New Credit Agreement and the New Security Agreement by the respective parties thereto, the terms and conditions of the Existing Credit Agreement and Existing Security Agreement were amended as set forth in, and restated in their entirety and superseded by, the New Credit Agreement and the New Security Agreement, respectively. In addition, as the obligations of the Guarantors are set forth in the New Credit Agreement and the New Security Agreement, and equity pledges are included in the New Security Agreement, the Amended and Restated Pledge Agreement dated as of April 2, 2008, as amended, by the Borrowers for the benefit of the Lenders (described in KID’s Current Report on Form 8-K filed on April 8, 2008 (the “2008 8-K”)), was terminated and superseded by the New Credit Agreement and the New Security Agreement. A description of the material terms of the Existing Credit Agreement and the Existing Security Agreement is located in KID’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 under the heading “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt Financings”, and in Note 4 to the Notes to Unaudited Consolidated Financial Statements. A brief description of the material terms of the Existing Security Agreement is also located in the 2008 8-K.

Section 2 — Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosures required by this Item are set forth in Item 1.01 above, which is incorporated herein by reference thereto.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
The following exhibits are filed with this report:

10.46
Second Amended and Restated Credit Agreement, dated as of August 8, 2011, among Kid Brands, Inc., Kids Line, LLC, Sassy, Inc., LaJobi, Inc., I & J Holdco, Inc. and CoCaLo, Inc., as the Borrowers, the subsidiaries of the Borrowers identified therein as the Guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other Lenders party thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Book Manager

10.47	Second Amended and Restated Security and Pledge Agreement dated as of August 8, 2011, executed by the Borrowers and the Guarantors in favor of the Administrative Agent.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2011	KID BRANDS, INC.
	By:	/s/ Marc S. Goldfarb
Marc S. Goldfarb
Senior Vice President and General Counsel

Exhibit Index

10.46
Second Amended and Restated Credit Agreement, dated as of August 8, 2011, among Kid Brands, Inc., Kids Line, LLC, Sassy, Inc., LaJobi, Inc., I & J Holdco, Inc. and CoCaLo, Inc., as the Borrowers, the subsidiaries of the Borrowers identified therein as the Guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other Lenders party thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Book Manager

10.47	Second Amended and Restated Security and Pledge Agreement dated as of August 8, 2011, executed by the Borrowers and the Guarantors in favor of the Administrative Agent.

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